October 15, 2010

John M. Salpietra
2693 Heights View Court
Rochester Hills, MI  48178

Re:  May 11, 2010 Promissory Note

Dear Mr. Salpietra:

As you know, repayment of our Promissory Note is due November 4, 2010.  While we initially expected to pay off the Note with funds raised from new investors, we are experiencing difficulties in meeting the conditions necessary to realize that investment.  More specifically, we are finding that forgiveness/reduction of our debt and improvement to our capital structure are very difficult tasks.

At present, it appears unlikely that we will be able to secure new investment by the due date of the Note.  As a result, pursuant to Section 3 of the Note, Ecology Coatings would like to extend the Maturity Date another 30 days – to December 4, 2010.  As provided for in the Note, we will issue you an option to purchase fifteen thousand (15,000) shares of our common stock with a strike price of the closing price of our stock on November 4, 2010.

Very truly yours,

                         /s/ Robert G. Crockett
Robert G. Crockett
CEO

24663 Mound Road, Warren MI  48091
586-486-5308  Fax:  586-486-5283
www.EcologyCoatings.com